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                                                                     EXHIBIT 5.1


                                    LAW OFFICES
                                   MCAFEE & TAFT
                            A PROFESSIONAL CORPORATION
                         10TH FLOOR, TWO LEADERSHIP SQUARE
                                211 NORTH ROBINSON
                        OKLAHOMA CITY, OKLAHOMA 73102-7103
                                  (405) 235-9621
                                FAX (405) 235-0439
                             http://www.mcafeetaft.com

                                   June 22, 2000

Devon Energy Corporation
120 North Broadway
Suite 1500
Oklahoma City, Oklahoma  73102-8260


Ladies and Gentlemen:

             We have acted as counsel to Devon Energy Corporation, a Delaware corporation (the "Company"), in connection with the merger of Devon Merger Co. ("Merger Co."), a Delaware corporation and a wholly-owned subsidiary of the Company, with and into Santa Fe Snyder Corporation, a Delaware corporation ("Santa Fe Snyder"), (the "Merger") pursuant to the Agreement and Plan of Merger dated as of May 25, 2000 (the "Merger Agreement"). This opinion letter is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of up to 43,303,662 shares of common stock, $0.10 par value per share (the "Shares"), of the Company to be issued in the Merger in accordance with the terms of the Merger Agreement.

             We have examined, and have relied as to matters of fact upon, an executed copy of the Merger Agreement, the Registration Statement, and originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and such certificates of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary in connection with the opinions expressed herein.

             In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

             Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares, when issued in the Merger in accordance with the terms of the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

             We hereby consent to the filing of this opinion letter as an exhibit to the

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Registration Statement.  We also consent to the reference to this firm appearing in the Registration Statement under the caption "Legal Matters."

             We are members of the Bar of the State of Oklahoma, and we do not express any opinion herein concerning any law other than the laws of the State of Oklahoma and the Delaware General Corporation Law.


                                    Very truly yours,

                                    /s/ McAfee & Taft A Professional Corporation

                                    McAfee & Taft A Professional Corporation